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                                                            Exhibit 5.1




GOODWIN | PROCTER                                    Goodwin Procter LLP
                                                     Counsellors at Law
                                                     Exchange Place
                                                     Boston, MA 02109
                                                     T: 617.570.1000
                                                     F: 617.523.1231




                                                                October 20, 2006


Optium Corporation
500 Horizon Drive, Suite 505
Chalfont, Pennsylvania 18914

     Re:    SECURITIES BEING REGISTERED UNDER REGISTRATION STATEMENT ON FORM S-1
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Ladies and Gentlemen:

     This opinion letter is furnished to you in connection with your filing of a Registration Statement on Form S-1 (File No. 333-135472) (as amended or supplemented, the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of the offering by Optium Corporation, a Delaware corporation (the "Company") of up to 5,980,000 shares (the "Shares") of the Company's Common Stock, $0.0001 par value per share, including Shares purchasable by the underwriters upon their exercise of an over-allotment option granted to the underwriters by the Company. The Shares are being sold to the several underwriters named in, and pursuant to, an underwriting agreement among the Company and such underwriters, filed as
Exhibit 1.1 to the Registration Statement (the "Underwriting Agreement").

     We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

     The opinion expressed below is limited to the Delaware General Corporation Law (which includes applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Delaware General Corporation Law and the Delaware Constitution).

     Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

     We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption "Legal Matters" in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act or the rules and regulations thereunder.

                                                   Very truly yours,

                                                   /s/ GOODWIN PROCTER LLP

                                                   GOODWIN PROCTER LLP